Exhibit 99.1

LEARN CW INVESTMENT CORPORATION
CONDENSED FINANCIAL STATEMENTS

LEARN CW INVESTMENT CORPORATION
CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
ASSETS	(Unaudited)
Current Assets
Cash	$45,346	$116,234
Prepaid expenses	—	602,682
Total Current Assets	45,346	718,916

Assets held in Trust Account	103,062,708	100,304,232
Total Assets	$103,108,054	$101,023,148

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$9,210,421	$5,985,161
Shareholder redemption payable	91,720,869	249,339
Deferred credits	587,443	400,000
Total Current Liabilities	101,518,733	6,634,500

Convertible note – related party	4,628,000	2,439,000
Warrant liabilities	1,584,910	372,920
Total Liabilities	107,731,643	9,446,420

COMMITMENTS AND CONTINGENCIES (Note 6)
Class A ordinary shares; 1,027,674 and 9,338,421 shares at redemption value of $11.04 per share and $10.71 per share at September 30, 2024 and December 31, 2023, respectively	11,341,839	100,054,892

SHAREHOLDERS’ DEFICIT
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none outstanding (excluding 1,027,674 and 9,338,421 shares subject to possible redemption, respectively) at September 30, 2024 and December 31, 2023	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at September 30, 2024 and December 31, 2023	575	575
Additional paid in capital	—	—
Accumulated deficit	(15,966,003)	(8,478,739)
Total Shareholders’ Deficit	(15,965,428)	(8,478,164)
Total Liabilities and Shareholders’ Deficit	$103,108,054	$101,023,148

The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Formation costs and other operating expenses	$1,997,233	$1,865,316	$4,925,273	$2,646,437
Loss from operations	(1,997,233)	(1,865,316)	(4,925,273)	(2,646,437)

Other income (expense):
Interest income on Trust Account	1,019,977	3,603,790	1,657,815	8,808,542
Interest income on cash account	—	—	—	375
Gain on settlement of deferred underwriting fees	—	556,743	—	556,743
Change in fair value of warrant liabilities	1,211,990	—	(1,211,990)	559,380
Net income (loss)	$234,734	$2,295,217	(4,479,448)	$7,278,603

Weighted average shares outstanding of Class A ordinary shares	9,338,421	23,000,000	9,338,421	23,000,000
Basic and diluted net (loss)/income per share, Class A ordinary shares	$0.02	$0.08	$(0.30)	$0.25
Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net (loss)/income per share, Class B ordinary shares	$0.02	$0.08	$(0.30)	$0.25

The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024
(UNAUDITED)

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2024	5,750,000	$575	$—	$(8,478,739)	$(8,478,164)
Accretion of Class A ordinary shares to redemption value	—	—	—	(450,000)	(450,000)
Net loss	—	—	—	(2,153,812)	(2,153,812)
Balance - March 31, 2024	5,750,000	$575	$—	$(11,082,551)	$(11,081,976)
Accretion of Class A ordinary shares to redemption value	—	—	—	(1,087,840)	(1,087,840)
Net loss	—	—	—	(2,560,370)	(2,560,370)
Balance - June 30, 2024	5,750,000	$575	$—	$(14,730,761)	$(14,730,186)
Accretion of Class A ordinary shares to redemption value	—	—	—	(1,469,976)	(1,469,976)
Net income	—	—	—	234,734	234,734
Balance - September 30, 2024	5,750,000	$575	$—	$(15,966,003)	$(15,965,428)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023
(UNAUDITED)

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	5,750,000	$575	$—	$(11,661,346)	$(11,660,771)
Accretion of Class A ordinary shares to redemption value	—	—	—	(2,460,924)	(2,460,924)
Net income	—	—	—	2,853,719	2,853,719
Balance - March 31, 2023	5,750,000	$575	$—	$(11,268,551)	$(11,267,976)
Accretion of Class A ordinary shares to redemption value	—	—	—	(2,743,828)	(2,743,828)
Net income	—	—	—	2,129,667	2,129,667
Balance - June 30, 2023	5,750,000	$575	$—	$(11,882,712)	$(11,882,137)
Accretion of Class A ordinary shares to redemption value	—	—	—	(4,293,790)	(4,293,790)
Gain on settlement of underwriting fees	—	—	—	9,223,757	9,223,757
Net income	—	—	—	2,295,217	2,295,217
Balance - September 30, 2023	5,750,000	$575	$—	$(4,657,528)	$(4,656,953)

The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine months ended
	September 30, 2024	September 30, 2023
Cash Flows from Operating Activities:
Net income (loss)	$(4,479,448)	$7,278,603
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,657,815)	(8,808,542)
Change in fair value of warrant liabilities	1,211,990	(559,380)
Gain on settlement of deferred underwriting fees	—	(556,743)
Change in operating assets and liabilities:
Prepaid expenses	602,682	509,522
Accounts payable and accrued expenses	3,225,260	1,881,319
Deferred credits	187,443	—
Net cash used in operating activities	(909,888)	(255,221)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(1,350,000)	(690,000)
Cash withdrawn from Trust Account in connection with redemption	249,339	—
Net cash used in investing activities	(1,100,661)	(690,000)

Cash Flows from Financing Activities:
Proceeds from convertible note – related party	2,775,192	228,000
Repayment of convertible note – related party	(586,192)	—
Payment for Class A ordinary shares previously redeemed	(249,339)	—
Net cash provided by financing activities	1,939,661	228,000

Net Change in Cash	(70,888)	(717,221)
Cash - Beginning of the period	116,234	748,857
Cash - End of the period	$45,346	$31,636

Non-cash Investing and Financing Activities:
Shareholder redemption payable	$91,720,869	$—
Accretion of Class A ordinary shares subject to possible redemption	$3,007,816	$9,498,542
Gain on settlement of underwriting fees	$—	$9,223,757

The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 1 – Description of Organization and Business Operations

Learn CW Investment Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on February 2, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (an “initial business combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2024, the Company had not yet commenced any operations. All activity through September 30, 2024 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), identifying a target for an initial business combination, executing agreements, including without limitation the Business Combination Agreement (the “Business Combination Agreement”) entered into on October 24, 2023 with Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Holdco (“LCW Merger Sub”), Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdco (“Innventure Merger Sub”) and Innventure LLC, a Delaware limited liability company (“Innventure”).

The Business Combination Agreement related to the proposed business combination transaction with Innventure (the “Business Combination” and, together with the other transactions contemplated by thereby, the “Transactions”), and public filings associated therewith. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 7, 2021. On October 13, 2021, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units”), which included 3,000,000 Units issued pursuant to the exercise by the underwriter of its over-allotment option. Each Unit consists of one Class A ordinary share of the Company, $0.0001 par value per share (the “Class A ordinary shares”), and one-half of one redeemable warrant of the Company (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $230,000,000.

Substantially concurrently with the closing of the Initial Public Offering, the Company completed the private sale of 7,146,000 warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) to the Company’s sponsor, CWAM LC Sponsor LLC (the “Sponsor”), at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $7,146,000.

Following the closing of the Initial Public Offering on October 13, 2021, an amount of $232,300,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”), to be held until the earlier of: (i) the consummation of an initial business combination or (ii) the distribution of the Trust Account, as described below. The amounts held in the Trust Account were initially invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations until October 2023, when the trustee liquidated such investments and the assets in the Trust Account were held in cash accounts. In May 2024, the assets in the Trust Account were moved to an interest-bearing demand deposit account. On September 27, 2024, the assets in the Trust Account were moved from the interest-bearing demand deposit account to principal cash balance within the Trust Account in anticipation of the consummation of the Business Combination.

Transaction costs of the Initial Public Offering amounted to $13,157,186, consisting of $2,446,000 of underwriting fee, $9,780,500 of deferred underwriting fee and $930,686 of other offering costs, with $781,595 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination.

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial business combination either (i) in connection with a shareholder meeting of the Company called to approve an initial business combination or (ii) by means of a tender offer. In connection with a proposed initial business combination, the Company may seek shareholder approval of such business combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against such business combination.

If the Company seeks shareholder approval of an initial business combination, the Company will proceed with such business combination only if the Company receives an ordinary resolution under Cayman Islands law approving such business combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Charter”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing an initial business combination. If the Company seeks shareholder approval in connection with an initial business combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving such business combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed initial business combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of an initial business combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of an initial business combination and (b) not to propose an amendment to the Charter (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of the Public Shares if the Company does not complete an initial business combination by the Extended Date (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Class A ordinary shares.

On October 11, 2023, the Public Shareholders of the Company held an extraordinary general meeting (the “Meeting”) and approved a proposal to (i) amend the Charter to extend to the date by which the Company must consummate an initial business combination (the “Extension Amendment Proposal”) from October 13, 2023 to October 13, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve (12) times by an additional one month each time (as extended, the “Extended Date”), unless the closing of an initial business combination has occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension period the lesser of (x) $150,000 or (y) $0.03 per Public Share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of an initial business combination has occurred, which may be made in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination, (ii) amend the Charter to permit the issuance of Class A ordinary shares to holders of the Class B ordinary shares, $0.0001 par value per share (the “Class B ordinary shares”), upon the exercise of the right of a holder of the Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis, at any time and from time to time, prior to the closing of an initial business combination (the “Founder Share Amendment Proposal”), and (iii) amend the Charter to eliminate the limitation that the Company may not redeem Class A ordinary shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Proposal”). At the Meeting, the Public Shareholders approved the Extension Amendment Proposal, the Founder Share Amendment Proposal and the Redemption Limitation Proposal.

Furthermore, in connection with the Meeting, shareholders holding 13,661,579 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $145.2 million (based on a redemption price of approximately $10.63 per share) was removed from the Trust Account to pay such holders.

On October 24, 2023, the Company entered into the Business Combination Agreement with Holdco, LCW Merger Sub, Innventure Merger Sub and Innventure, pursuant to which the parties thereto will enter into the Business Combination, pursuant to which, among other things, (i) LCW Merger Sub will merge with and into the Company (the “LCW Merger”), with the Company being the surviving company, and (ii) Innventure Merger Sub will merge with and into Innventure (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with Innventure being the surviving company. Following the Mergers, each of the Company and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company.

The Company has a deferred credit of $587,443 as of September 30, 2024, on its balance sheet which reflects payments received from Innventure for the reimbursement of 50% of certain expenses of the Company by Innventure pursuant to the Business Combination Agreement.

The consummation of the proposed Business Combination with Innventure is subject to certain conditions as further described in the Business Combination Agreement.

On August 13, 2024, the Company, acting pursuant to authorization from its board of directors ("Board"), notified the NYSE of its intention to voluntarily withdraw the listing of its Class A ordinary shares, Public Warrants and Units from the NYSE and transfer the listing of its Class A ordinary shares to the Nasdaq Capital Market ("Nasdaq"). The listing and trading of the Company's Class A ordinary shares on the NYSE ended at market close on August 23, 2024, and trading of the Class A ordinary shares commenced on Nasdaq on August 26, 2024. The Common Stock is traded on the Nasdaq under the symbol "LCW." Listing of the Company’s Public Warrants and Units ended at market close on August 30, 2024 and its trading in the over-the-counter market has commenced on September 3, 2024.

On September 12, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate an initial business combination to October 13, 2024. In total the Company has deposited into the Trust Account $1,350,000 and $690,000 of such extension payments for the nine months ended September 30, 2024 and 2023, respectively.

If the Company has not completed an initial business combination by October 13, 2024 and the Company decides not to extend the period of time to consummate an initial business combination, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Class A ordinary shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Class A ordinary shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s Public Warrants, which will expire worthless if the Company fails to complete an initial business combination by the Extended Date.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete an initial business combination by the Extended Date. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete an initial business combination by the Extended Date.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per public share and (2) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On September 10, 2024, the Company and Innventure issued a press release announcing the effectiveness of a registration statement on Form S-4 by Holdco relating to their previously announced proposed Business Combination.

On September 24, 2024, Holdco entered into an investment agreement with Commonwealth Asset Management LP (together with its assignee, “CWAM LP”), pursuant to which Holdco agrees to issue and sell to the CWAM LP an aggregate of 750,000 shares of Holdco’s Series B preferred stock, par value $0.0001 per share, (the “Series B Preferred Shares”) in a private placement, at a price of $10.00 per share of Series B Preferred Shares (the “Series B Preferred Shares Financing”). The Series B Preferred Shares Financing is expected to close concurrently with the consummation of the Business Combination and is expected to provide Holdco with approximately $7,500,000 of gross proceeds before deducting fees and other estimated offering expenses. CWAM LP is an affiliate of the Sponsor. On September 27, 2024, HoldCo entered into an investment agreement, substantially in the same form as the investment agreement entered into with CWAM LP, with certain purchasers (together with CWAM LP, the “Series B Investors”), pursuant to which HoldCo agreed to issue and sell to such purchasers an aggregate of 352,000 shares of Series B Preferred Shares in a private placement, at a price of $10.00 per share of Series B Preferred Shares (together with the financing with CWAM LP, the “Series B Preferred Shares Financing”). Upon the consummation of the Business Combination, Holdco’s authorized capital stock will consist of 250,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share. Of the 25,000,000 shares of preferred stock authorized by the Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation"), the Holdco Board is expected to designate 3,000,000 shares as Series B Preferred Shares on the closing date.

On September 24, 2024, the Company, Innventure, Holdco, LCW Merger Sub and Innventure Merger Sub also entered into a side letter (the "SSA Side Letter") to the Sponsor Support Agreement (the “Sponsor Support Agreement”) dated October 24, 2023 by and among the Company and the Sponsor. The SSA Side Letter waives and modifies certain provisions within the Sponsor Support Agreement, including (among others): (i) certain financings are to be considered “Additional Financings” (as defined within the Sponsor Support Agreement) under certain circumstances; (ii) the Sponsor may assign all of its rights, title, interest and obligations under the Sponsor Support Agreement to the permitted transferee of its Subject Securities (as defined in the Sponsor Support Agreement ); and

(iii) as of the date of the SSA Side Letter, the VWAP Completion Event (as defined in the Sponsor Support Agreement ) is deemed to have been satisfied in full, without any further action by any person, meaning that there is no longer any lockup on the At Risk Sponsor Shares (as defined in the Sponsor Support Agreement ) received by the Sponsor pursuant to the provisions of the Sponsor Support Agreement.

On September 24, 2024, the Company, Innventure, LCW Merger Sub and Innventure Merger Sub entered into a side letter to the Business Combination Agreement (the "BCA Side Letter"). The BCA Side Letter waives and modifies certain provisions within the Business Combination Agreement, including (among others): (i) the Company’s covenants to list its Class A ordinary shares and Public Warrants on the listing exchange; (ii) any breach of Innventure’s covenants resulting from its termination of certain purchase agreements; (iii) the classification of certain cost, fees and expenses as “Parent Transaction Costs” (as defined within the Business Combination Agreement); (iv) any breach of or default under the Business Combination Agreement in respect of certain promissory notes; and (v) required contents of certain pre-closing deliverables relating to payments and share issuances at Closing. The parties subject to the BCA Side Letter also acknowledge and agree (i) that certain financings are to be considered “Additional Financings” (as defined within the Business Combination Agreement) under certain circumstances and (ii) to increase the size of the Learn CW Convertible Promissory Note to $4,800,000. Pursuant to the BCA Side Letter, an accrued interest amount of $277,746 on the Loan and Security Agreement ("Loan and Security Agreement") dated as of December 28, 2023 by and among the Sponsor and the lender parties thereto would be considered a Parent Transaction Cost of the Company. The Sponsor remains responsible for the payment of principal under such Loan and Security Agreement; the Company is not responsible for the payment of principal and is only responsible for the accrued interest on the principal in accordance with the BCA Side Letter. As a Parent Transaction Cost, the accrued interest amount of $277,746 is recognized in Formation costs and other operating expenses on the condensed statements of operations for the three and nine months ended September 30, 2024 and as a payable included within Accounts payable and accrued expenses on the condensed balance sheet as of September 30, 2024.

On September 30, 2024, the Company held an extraordinary general meeting in which the Company's shareholders approved the Business Combination of the Company, Innventure, and Holdco, pursuant to the transactions contemplated by the Business Combination Agreement. The meeting aimed to approve various resolutions, including: (i) the adoption of the Business Combination Agreement, dated as of October 24, 2023; (ii) the merger of LCW Merger Sub into the Company; (iii) changes to the corporate governance structure in the proposed Amended and Restated Certificate of Incorporation of Holdco, including to: (a) approve and adopt provisions to authorize 250,000,000 shares of Holdco common stock, par value $0.0001 per share, and 25,000,000 shares of Holdco preferred stock, par value $0.0001 per share, compared to the current 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share; (b) grant the Holdco board the power to adopt, amend, or repeal bylaws, with stockholders also having this power by a two-thirds vote; (c) allow special stockholder meetings to be called only by the Holdco board, chairperson, CEO, or president; (d) require stockholder actions to be taken only at annual or special meetings, not by written consent in lieu of a meeting; (e) set rules for appointing directors to fill vacancies or as additional directors by a majority board vote, and allow director removal only for cause by a two-thirds stockholder vote; and (f) designate the Delaware Court of Chancery as the exclusive forum for certain legal actions, and the U.S. federal district courts for cases under the Securities Act of 1933, unless the Holdco board consents in writing to an alternative forum; (iv) Consider and vote upon a proposal to approve and assume the Innventure, Inc. 2024 Equity and Incentive Compensation Plan and any grants or awards issued under it; and (v) consider and vote upon a proposal to approve, for purposes of complying with Nasdaq listing rules, (a) the issuance of Holdco Common Stock pursuant to the Business Combination Agreement and (b) the potential issuance of Holdco Common Stock upon conversion of the Series A preferred stock, par value $0.0001 per share, to be established at the closing of the Business Combination.

In connection with the meeting and the Business Combination, shareholders holding 8,310,747 Class A Ordinary Shares exercised their right to redeem such shares for cash at a redemption price of approximately $11.04 per share, for an aggregate redemption amount of $91,720,869.

Liquidity, Capital Resources and Going Concern

As of September 30, 2024 and December 31, 2023, the Company had cash of $45,346 and $116,234 held outside of the Trust Account, respectively. The Company intends to use substantially all of the funds held in the Trust Account. To the extent that its shares or debt are used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-business combination entity, make other acquisitions and pursue the Company’s growth strategies.

On May 3, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of $1,050,000 which the Company drew down in full on May 5, 2022. This note is non-interest bearing and is due on the earlier of the day by which the Company must complete an initial business combination, and the effective date of such business combination. On December 29, 2023, the Company and the Sponsor amended and restated the promissory note (the “First Restated Note”), agreeing to amend the principal amount of the loan of up to $2,487,000. On March 19, 2024, the Company and the Sponsor further amended and restated the First Restated Note (the “Second Restated Note”), agreeing to amend the principal amount of the loan of up to $3,050,000. On June 28, 2024, the Company and the Sponsor further amended and restated the Second Restated Note (the “Third Restated Note”), agreeing to amend the principal amount of the loan of up to $3,800,000, which was fully drawn as of such date. On September 18, 2024, the Company and the Sponsor amended and restated the Third Restated Note (the "Fourth Restated Note" and, as may be further amended and restated, the “Note”) agreeing to amend the principal amount of the loan of up to $4,800,000, which may be drawn down by the Company from time to time prior to the earlier of (i) December 13, 2024, and (ii) the date on which the Company consummates an initial business combination. The outstanding balance under this loan amounted to $4,628,000 as of September 30, 2024. Management determined that there was an embedded conversion feature related to the Note that would require bifurcation and be classified as a liability. However, based on a third-party valuation, the amount was determined to be de minimis.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has experienced operating losses in current and preceding years. In addition, for the three and nine months ended September 30, 2024, the Company had negative operating cash flows and negative working capital position. The Company is working to secure additional funding through the Business Combination. On October 2, 2024, the Company announced the closing of the previously announced Business Combination. However, the success of the business operations post Business Combination is subject to market conditions, which are not within the Company’s control, and cannot be deemed probable. Accordingly, the Company has concluded that management’s plans to secure additional financing do not alleviate substantial doubt about the Company’s ability to continue as a going concern. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of this filing.

The Company’s evaluation of its working capital and liquidity raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these unaudited condensed financial statements are issued. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might results from the outcome of this uncertainty.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for condensed interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Form 10-K as filed with the SEC on April 4, 2024. The financial information as of December 31, 2023 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The interim results for the nine months ended September 30, 2024, are not necessarily indicative of the results expected for the year ending December 31, 2024 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $45,346 and $116,234 as of September 30, 2024 and December 31, 2023, respectively, and no cash equivalents as of September 30, 2024 and December 31, 2023.

Assets Held in Trust Account

At September 30, 2024 and December 31, 2023, all of the assets held in the Trust Account were invested in cash accounts.

Income Taxes

The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) 740 (“ASC 740”), “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Shares Subject to Possible Redemption

The Company accounts for its shares subject to possible redemption in accordance with the guidance in ASC 480 (“ASC 480”), “Distinguishing Liabilities from Equity.” Shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares are classified as shareholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2024 and December 31, 2023, shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

As of September 30, 2024 and December 31, 2023, the Class A ordinary shares subject to possible redemption reflected on the balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption, December 31, 2022	$235,578,275
Redemption	(145,222,585)
Shareholder redemption payable	(249,339)
Accretion of carrying value to redemption value	9,948,542
Class A ordinary shares subject to possible redemption, December 31, 2023	$100,054,892
Shareholder redemption payable	(91,720,869)
Accretion of carrying value to redemption value	3,007,816
Class A ordinary shares subject to possible redemption, September 30, 2024	$11,341,839

On September 30, 2024, the Company held an extraordinary general meeting in which the Company's shareholders approved the Business Combination of the Company, Innventure, and Holdco, pursuant to the transactions contemplated by the Business Combination Agreement. In connection with the meeting and the Business Combination, shareholders holding 8,310,747 Class A Ordinary Shares exercised their right to redeem such shares for cash at a redemption price of approximately $11.04 per share, for an aggregate redemption amount of $91,720,869, which is recorded as a shareholder redemption payable on the Company's condensed balance sheet as of September 30, 2024. On October 3, 2024, the Company paid such shareholders the aggregate amount of $91,720,869 for the redemption from the assets held as cash investments in the Trust Account.

Public Offering Costs

Offering costs consisted of legal, accounting, and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A— “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged to shareholders’ equity or the statement of operations based on the relative value of the Public Warrants and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Accordingly, on December 31, 2021, offering costs totaling $13,157,186 (consisting of $2,446,000 of underwriting fee, $9,780,500 of deferred underwriting fee and $930,686 of other offering costs) were recognized with $781,595 included in the statements of operations as an allocation for the Public Warrants and the Private Placement Warrants. No offering costs were incurred for the three and nine months ended September 30, 2024 and 2023.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815 (“ASC 815”), “Derivatives and Hedging.” The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation model (see Note 10).

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income is shared pro rata between the two classes of ordinary shares. Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering, as well as warrants potentially issuable upon conversion of the Note, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

A reconciliation of net (loss)/income per ordinary share is as follows:

	For the Three Months Ended		For the Nine Months Ended		For the Three Months Ended		For the Nine Months Ended
	September 30, 2024		September 30, 2024		September 30, 2023		September 30, 2023
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income/(loss) per ordinary share
Numerator:
Allocation of net income/(loss), as adjusted	$145,280	$89,454	$(2,772,389)	$(1,707,059)	$1,836,174	$459,043	$5,822,882	$1,455,721
Denominator:
Basic and diluted weighted average shares outstanding	9,338,421	5,750,000	9,338,421	5,750,000	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net income/(loss) per ordinary share	$0.02	$0.02	$(0.30)	$(0.30)	$0.08	$0.08	$0.25	$0.25

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company will account for the conversion features in the Note under ASC 815. However, if a conversion feature meets the criteria of the scope exception, then it will not be bifurcated.

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06 (“ASU 2020-06”), Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-convened method for all convertible instruments. The Company adopted this standard on January 1, 2024. The adoption of this standard did not have a significant impact to the Company’s financial statements.

Management does not believe there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on the Company’s financial statements.

Note 3 – Initial Public Offering

Pursuant to the Initial Public Offering on October 13, 2021, the Company sold 23,000,000 Units, including 3,000,000 Units as a result of the underwriter’s exercise of their over-allotment option in full, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-half of one Public Warrant. Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

Note 4 – Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,146,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,146,000, in a private placement. Each Private Placement Warrant is identical to the Public Warrants, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants, which will expire worthless if the Company does not consummate an initial business combination by the Extended Date.

Note 5 – Related Party Transactions

Founder Shares

On February 2, 2021, in consideration for the payment of certain of the Company’s offering costs, the Company applied $25,000 of outstanding advances from the Sponsor towards the issuance of 7,187,000 Class B ordinary shares. On August 20, 2021, and September 9, 2021, the Sponsor effected a surrender of 1,287,000 Class B ordinary shares and 150,000 Class B ordinary shares, respectively, to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 7,187,000 to 5,750,000. All shares and associated amounts have been retroactively restated to reflect the share surrender. The initial shareholders agreed to forfeit up to 750,000 Founder Shares to the extent the over-allotment was not exercised in full by the underwriter. In May 2021, the Sponsor transferred 30,000 Founder Shares to each of the Company’s independent directors at the same price originally paid for such shares. On October 13, 2021, the underwriter exercised the full over-allotment option.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, the Founder Shares will be released from the lock-up.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of an initial business combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On May 3, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of $1,050,000 which the Company drew down in full on May 5, 2022. This note is non-interest bearing and is due on the earlier of the day by which the Company must complete an initial business combination, and the effective date of such business combination. On December 29, 2023, the Company and the Sponsor entered into the First Restated Note, agreeing to amend the principal amount of the loan of up to $2,487,000. On March 19, 2024, the Company and the Sponsor entered into the Second Restated Note, agreeing to amend the principal amount of the loan of up to $3,050,000. On June 28, 2024, the Company and the Sponsor entered into the Third Restated Note, agreeing to amend the principal amount of the loan of up to $3,800,000, which was fully drawn as of such date. Further, on September 18, 2024, the Company and the Sponsor entered into the Fourth Restated Note, agreeing to amend the principal amount of the loan of up to $4,800,000, which may be drawn down by the Company from time to time prior to the earlier of (i) December 13, 2024, and (ii) the date on which the Company consummates an initial business combination. The outstanding balance under this loan amounted to $4,628,000 as of September 30, 2024, and $2,439,000 as of December 31, 2023. Management determined that there was an embedded conversion feature related to the Note that would require bifurcation and be classified as a liability. However, based on a third-party valuation, the amount was determined to be de minimis.

BCA Side Letter

Pursuant to the BCA Side Letter, an accrued interest amount of $277,746 on the Loan and Security Agreement dated as of December 28, 2023 by and among the Sponsor and the lender parties thereto would be considered a Parent Transaction Cost of the Company. The Sponsor remains responsible for the payment of principal under such Loan and Security Agreement; the Company is not responsible for the payment of principal and is only responsible for the accrued interest on the principal in accordance with the BCA Side Letter. As a Parent Transaction Cost, the accrued interest amount of $277,746 is recognized in Formation costs and other operating expenses on the condensed statements of operations for the three and nine months ended September 30, 2024 and as a payable included within Accounts payable and accrued expenses on the condensed balance sheet as of September 30, 2024. See Note 1 for additional information regarding the BCA Side Letter.

Note 6 – Commitments and Contingencies

Registration and Shareholders Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement signed simultaneously with the offering (October 13, 2021), requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to a deferred fee of $0.35 per Unit, or $7,780,500 in the aggregate, and a discretionary deferred fee of $2,000,000. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completed an initial business combination, subject to the terms of the underwriting agreement. Even though the services the underwriter owed the Company for such deferred compensation had already been provided in full in connection with the Initial Public Offering, on September 1, 2023, the underwriter gratuitously waived its entitlement to the deferred compensation. The underwriter was not provided, and will not be provided, any consideration in exchange for its waiver of their entitlement to the payment of the deferred compensation.

Note 7 – Warrant Liabilities

The Company accounted for the 18,646,000 warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that, because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The warrants are also subject to re-evaluation of the proper classification and accounting treatment at each reporting period. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

The Company offered warrants in connection with its sale of Units. Each whole warrant that is part of the Units sold in the Offering is exercisable to purchase one Class A ordinary share, subject to adjustment as provided in the Initial Public Offering prospectus, and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. If, upon separation of the Units, a holder of warrants would be entitled to receive a fractional warrant, the Company will round down to the nearest whole number of warrants to be issued to such holder.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an initial business combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;
•if and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
•if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete an initial business combination by the Extended Date and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete an initial business combination by the Extended Date and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination on the date of the consummation of such initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

At September 30, 2024, there were 11,500,000 Public Warrants and 7,146,000 Private Placement Warrants outstanding with a fair value of $977,500 and $607,410, respectively. At December 31, 2023, there were 11,500,000 Public Warrants and 7,146,000 Private Placement Warrants outstanding with a fair value of $230,000 and $142,920, respectively.

The Company accounts for the 11,500,000 Public Warrants issued in connection with the Initial Public Offering and the 7,146,000 Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a derivative liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A ordinary shares in an initial business combination is payable in the form of ordinary equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of such business combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of such business combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary share consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary share as reported during the ten-trading day period ending on the trading day prior to the effective date of such business combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815-40 and, thus, the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company will classify each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Note 8 – Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share.

On October 11, 2023, the Public Shareholders of the Company held the Meeting to approve the Extension Amendment Proposal, the Founder Share Amendment Proposal, and the Redemption Limitation Proposal. At the Meeting, the Public Shareholders approved each of the Extension Amendment Proposal, the Founder Share Amendment Proposal, and the Redemption Limitation Proposal. In connection with the Meeting, shareholders holding 13,661,579 Class A ordinary shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $145.2 million (approximately $10.63 per share) was removed from the Trust Account to pay such holders. Following these redemptions, the Company had 9,338,421 Class A ordinary shares outstanding.

Following the redemptions, the Company recorded shareholder redemption payable for additional interest earned by redeeming holders of Class A ordinary shares that exercised their redemption rights in the amount of $249,339, which equates to approximately $0.018 per Class A ordinary share. During the three months ended June 30, 2024, the Company remitted the additional interest to such redeeming holders of Class A ordinary shares.

On September 30, 2024, the Company held an extraordinary general meeting in which the Company's shareholders approved the Business Combination of the Company, Innventure, and Holdco, pursuant to the transactions contemplated by the Business Combination Agreement. In connection with the meeting and the Business Combination, shareholders holding 8,310,747 Class A Ordinary Shares exercised their right to redeem such shares for cash at a redemption price of approximately $11.04 per share, for an aggregate redemption amount of $91,720,869.

As of September 30, 2024 and December 31, 2023, respectively, there were 1,027,674 and 9,338,421 Class A ordinary shares outstanding which were subject to possible redemption and are classified outside of permanent equity in the balance sheets.

Note 9 – Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At September 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding, respectively.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At September 30, 2024 and December 31, 2023, there were zero Class A ordinary shares issued or outstanding (excluding the 1,027,674 and 9,338,421 Class A ordinary shares subject to possible redemption, respectively).

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At September 30, 2024 and December 31, 2023, there were 5,750,000 Class B ordinary shares issued and outstanding, respectively.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of an initial business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of such business combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity linked securities issued or deemed issued in connection with such business combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in the business combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares, subject to adjustment as provided above, at any time.

The Company may issue additional ordinary shares or preference shares to complete its initial business combination or under an employee incentive plan after completion of its initial business combination.

Note 10 – Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level 1	Level 2	Level 3	Total
Assets:
Assets Held in Trust	$103,062,708	$—	$—	$103,062,708
Liabilities:
Warrant Liabilities:
Public Warrants	$977,500	$—	$—	$977,500
Private Placement Warrants	—	—	607,410	607,410
Total Warrant Liabilities	$977,500	$—	$607,410	$1,584,910

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level 1	Level 2	Level 3	Total
Assets:
Assets Held in Trust	$100,304,232	$—	$—	$100,304,232
Liabilities:
Warrant Liabilities:
Public Warrants	$230,000	$—	$—	$230,000
Private Placement Warrants	—	—	142,920	142,920
Total Warrant Liabilities	$230,000	$—	$142,920	$372,920

The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

Initial Measurement

The Company established the initial fair value for the Public Warrants and the Private Placement Warrants on October 13, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-half of one Public Warrant), and (ii) the sale of Private Placement Warrants, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption based on their relative fair values at the initial measurement date. The Public Warrants and the Private Placement Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. For periods subsequent to the detachment of the Public Warrants from the Units, which occurred on November 29, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price on the Nasdaq as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows on September 30, 2024 and December 31, 2023:

Input	September 30, 2024	December 31, 2023
Share Price	$10.01	$10.84
Exercise Price	$11.50	$11.50
Risk-free rate of interest	3.55%	3.78%
Volatility	3.00%	2.00%
Term	5.01	5.79
Fair Value of Warrants	$0.09	$0.02

The Warrants were valued using a Monte Carlo Simulation Model, which is considered to be a Level 3 fair value measurement. The model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility as of the closing of the Initial Public Offering, which was derived from observable warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing.

The following table presents the changes in the fair value of the Level 3 warrant liabilities:

Private Warrants
Fair value as of December 31, 2023	$142,920
Change in fair value(1)	214,380
Fair value as of March 31, 2024	357,300
Change in fair value(1)	714,600
Fair value as of June 30, 2024	1,071,900
Change in fair value(1)	(464,490)
Fair value as of September 30, 2024	$607,410

(1) Changes in the fair value of the warrant liabilities are included in the statement of operations.

Conversion Option Liability

The liability for the conversion option was valued using a Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Black Scholes model’s primary unobservable input utilized in determining the fair value of the conversion option is the expected volatility of the ordinary shares. During the nine months ended September 30, 2024 and 2023, there were no changes in the fair value of the conversion option liability. As of September 30, 2024 and December 31, 2023, the fair value of the conversion feature was de minimis.

Note 11 – Subsequent Events

Management of the Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than as disclosed below.

The Business Combination

The Business Combination closed ("Closing") on October 2, 2024 (the "Closing Date"), on which date LCW Merger Sub merged with and into the Company with the Company being the surviving company. As a result of the LCW Merger (a) each Class A ordinary share and Class B ordinary share issued and outstanding immediately prior to Closing was converted into the right to receive one share of Holdco common stock, par value $0.0001 ("Common Stock"), and (b) each Public Warrant and Private Placement Warrant outstanding immediately prior to Closing was assumed by Holdco and converted into a Holdco warrant ("Warrant").

Further, on the Closing Date, Innventure Merger Sub (a subsidiary of Holdco) merged with and into Innventure LLC with Innventure LLC being the surviving company. As a result of the Innventure Merger, (a) the Innventure LLC equity units (other than the Innventure LLC Class PCTA units ("PCTA Units") and Class I units ("Class I Units")) issued and outstanding immediately prior to Closing were converted into the right to receive the shares of Holdco common stock, (b) the Class PCTA Units and the Class I Units remained outstanding and (c) the Innventure LLC's Class B preferred warrants were cancelled for shares of Holdco common stock.

Following the Closing, each of the Company and Innventure are subsidiaries of Holdco, and Holdco changed its name to "Innventure, Inc." and became a publicly traded company. The Holdco's shares of Common Stock began trading on Nasdaq under the symbol “INV” on October 3, 2024. While the Company intended for the Warrants to trade on Nasdaq, and expected them to, ultimately there was not a sufficient number of holders to meet the applicable Nasdaq requirements. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $11.50 per share. The Warrants will become exercisable on November 1, 2024 and will expire on October 2, 2029 or earlier upon redemption or liquidation. The public units of the Company automatically separated into the component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security.

The Business Combination was preliminarily accounted for as a reverse recapitalization in accordance with GAAP, and under this method of accounting, the Company was treated as the acquired company for financial reporting purposes and Innventure LLC was treated as the accounting acquirer.

The aggregate consideration for the Innventure Merger (the “Merger Consideration”) paid to the Innventure Members (as defined in the definitive proxy statement filed with the SEC on September 10, 2024 by the Company) consisted of 43,490,268 shares of Common Stock. A portion of this Merger Consideration will be delivered to Innventure Members in the form of a contingent right to receive up to 5,000,000 shares of Common Stock (the “Company Earnout Shares”), which shares were subject to the following milestone conditions (collectively, the “Milestone Conditions”):

•40% of the Company Earnout Shares will be issuable upon Accelsius, Inc. having entered into binding contracts providing for revenue for the Company Group (as defined in the Business Combination Agreement) within seven years following the Closing (the “Vesting Period”) in excess of $15,000,000 in revenue;
•40% of the Company Earnout Shares will be issuable upon Holdco’s formation of a new subsidiary, in partnership with a Multi-National Company (as defined in the Business Combination Agreement), as determined using the Holdco's “DownSelect” process, within the Vesting Period; and
•20% of the Company Earnout Shares will be issuable upon AeroFlexx, LLC having received in excess of $15,000,000 revenue within the Vesting Period.

Immediately after giving effect to the Business Combination (including as a result of the conversions described above), there were 44,602,673 shares of Common Stock and 18,646,000 Warrants issued and outstanding. As of the Closing, the Innventure Members owned approximately 86.3% of the Holdco’s outstanding shares of Common Stock, and the former shareholders of the Company (including the Sponsor and the Company's independent directors) owned approximately 13.7% of the Holdco’s outstanding shares of Common Stock.

As indicated in Note 1, on September 30, 2024, the Company held an extraordinary general meeting in which the Company's shareholders approved the Business Combination of the Company, Innventure, and Holdco, pursuant to the transactions contemplated by the Business Combination Agreement. As a result, effective on the Closing Date, 250,000,000 shares of Holdco common stock, par value $0.0001 per share, were authorized and 25,000,000 shares of Holdco preferred stock, par value $0.0001 per share, were authorized. Of the 25,000,000 shares of preferred stock authorized by the Amended and Restated Certificate of Incorporation, the Holdco Board has designated 3,000,000 shares as Series B Preferred Shares.

As indicated in Note 1, on September 30, 2024, shareholders holding 8,310,747 Class A ordinary shares exercised their right to redeem such shares for cash at a redemption price of approximately $11.04 per share, for an aggregate redemption amount of $91,720,869. On October 3, 2024, the Company paid such shareholders the aggregate amount of $91,720,869 for the redemption from the assets held as cash investments in the Trust Account.

On the Closing Date, Holdco settled obligations of the Company including (a) outstanding accounts payable and accrued expenses totaling $9,232,920 and (b) the outstanding amount of the promissory note due to Sponsor (as described in Note 5) totaling $4,628,000. Additionally, Holdco settled obligations of Innventure LLC including transaction-related items of $6,492,954 as part of closing. In total, Holdco paid $20,353,874 to settle these obligations using cash from the Trust Account and financing secured through Series B Preferred Shares, which is discussed below.

Series B Preferred Shares

The closing of the Series B Preferred Shares Financing took place on the Closing Date, on which date Holdco issued a total of 1,102,000 Series B Preferred Shares to the Series B Investors at a purchase price of $10.00 per share (the “Original Issue Price”) for a total amount of $11,020,000.

The Series B Preferred Shares will convert into Common Stock on the fifth anniversary of the issue date, or owners can choose to convert before this date. The conversion rate (“Conversion Rate”) will equal a fraction whose numerator is the Original Issue Price and whose denominator is the lesser of (i) the Reset Conversion Price or (ii) $12.50, where the “Reset Conversion Price” means the greater of (a) $5.00 and (b) the 10-trading day volume-weighted average closing price of the common stock of Holdco.

Regarding the ranking of liquidation, with respect to payment of dividends, the Series B Preferred Shares shall rank senior in priority of payment to all junior stock ("Junior Stock") and parity stock ("Parity Stock") in any liquidation, dissolution, winding up or distribution of Holdco, and junior to any existing or future secured or unsecured indebtedness and other liabilities (including trade payables) of Holdco. With respect to (a) distribution of assets and (b) all other liquidation, winding up, dissolution, dividend and redemption rights, the Series B Preferred Shares shall rank pari passu in priority of payment to all Parity Stock and senior in priority of payment to all Junior Stock in any liquidation, dissolution, winding up or distribution of Holdco, and junior to any existing or future secured or unsecured indebtedness and other liabilities (including trade payables) of Holdco.

Holders of Series B Preferred Shares ("Holders") can vote along with holders of Common Stock, but their voting power cannot exceed 19.99% of the total outstanding voting power. Each Holder shall be entitled to cast the number of votes per each whole shares of Series B Preferred Share held by such Holder as of the record date for determining stockholders entitled to vote on such matter.

Dividends for Series B Preferred Shares will accrue annually at 8.0% of the liquidation preference, defined as, with respect to a Holder, the Original Issue Price multiplied by the number of preferred units held by the Holder. All dividends are prior to and in preference over any dividend on any Junior Stock or Parity Stock and shall be declared and fully paid before any dividends are declared and paid, or any other distributions are made, on any Junior Stock or Parity Stock. Dividends will be due and payable annually in arrears as payment in kind on each the last day of the last quarter in each fiscal year of Holdco. Holders are also eligible to receive dividends declared on Common Stock.